As filed with the Securities and Exchange Commission on June 30, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HARVEST NATURAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0196707
(State or other jurisdiction of incorporation	(I.R.S. Employer
or organization)	Identification No.)

1177 Enclave Parkway, Suite 300
Houston, Texas	77077
(Address of Principal Executive Officer)	(Zip Code)
Harvest Natural Resources 2010 Long Term Incentive Plan
(Full title of the plan)

Keith L. Head
Harvest Natural Resources, Inc.
Vice President and General Counsel
1177 Enclave Parkway, Suite 300
Houston, Texas 77077
(Name and address of agent for service)
(281) 899-5700
(Telephone number, including area code, of agent for service)
With a copy to:
Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
(713) 651-5151
Attention: Harva R. Dockery

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Calculation of Registration Fee

Title of securities		Proposed maximum	Proposed maximum	Amount of
to be registered	Amount to be registered	offering price per share (1)	aggregate offering price (1)	registration fee
Common Stock, par value $0.01 per share	1,700,000 shares (2)	$8.18	$13,906,000	$992

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 and based upon the average of the high and low sales prices of a share of Common Stock as reported by the New York Stock Exchange on June 28, 2010.

(2)	Each share of common stock is accompanied by rights to purchase Series B Preferred Stock, par value $.01 per share, pursuant to the Third Amended and Restated Rights Agreement, dated as of August 23, 2007, between the registrant and Wells Fargo Bank, N.A., as rights agent. Also includes an indeterminable number of shares of common stock issuable as a result of the anti-dilution provisions of the Harvest Natural Resources 2010 Long Term Incentive Plan (the “Plan”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     Harvest Natural Resources, Inc., a Delaware corporation (“Harvest”, the “Company” or “Registrant”), incorporates by reference in this Registration Statement the following:
(i)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(ii)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010;

(iii)	the Company’s Current Report on Form 8-K dated January 21, 2010;

(iv)	the Company’s Current Report on Form 8-K dated February 10, 2010 (excluding Item 7.01 information therein);

(v)	the Company’s Current Report on Form 8-K dated February 17, 2010;

(vi)	the Company’s Current Report on Form 8-K dated February 17, 2010;

(vii)	the Company’s Current Report on Form 8-K dated March 23, 2010;

(viii)	the Company’s Current Report on Form 8-K dated March 30, 2010;

(ix)	the Company’s Current Report on Form 8-K dated April 9, 2010;

(x)	the Company’s Current Report on Form 8-K dated May 20, 2010;

(xi)	the Company’s Current Report on Form 8-K dated June 16, 2010;

(xii)	the description of the Company’s common stock, $0.01 par value per share, contained in the Company’s Form 8-A registration statement filed April 9, 1997, as amended on October 23, 2007, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and any subsequent amendments thereto; and

(xiii)	all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
ITEM 4. DESCRIPTION OF SECURITIES.
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Keith L. Head, Vice President and General Counsel of the Registrant, is eligible to participate in the Harvest Natural Resources 2010 Long Term Incentive Plan. Mr. Head currently holds 30,171 shares of the Company’s common stock and options to purchase 133,000 shares of the Company’s common stock.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Delaware General Corporation Law. Consistent with Section 145(a) of the DGCL, Harvest may indemnify and, in certain cases, must indemnify, any person who was or is made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of Harvest, or is or was serving at the request of Harvest as a director, officer, employee or agent of another corporation, (1) in the case of a non-derivative action, against judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and (2) in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Harvest.
     This indemnification does not apply, (1) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Harvest, unless upon court order it is determined that, in view of all the circumstances of the case and despite such adjudication of liability, he is fairly and reasonably entitled to indemnity for expenses, and (2) in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.
     Certificate of Incorporation. Harvest’s Amended and Restated Certificate of Incorporation provides that a director of Harvest shall not be personally liable to Harvest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Harvest or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Harvest, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Additionally, the Amended and Restated Certificate of Incorporation provides that Harvest will indemnify its officers and directors to the fullest extent permitted by the DGCL.
     Bylaws. Harvest’s Restated Bylaws generally provide for indemnification, to the fullest extent authorized by the DGCL, of its officers and directors and persons serving at the request of Harvest in such capacities for other business organizations against all expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by reason of his position with Harvest or such other business organizations. In addition, the Bylaws provide that Harvest may, by action of its board of directors, provide indemnification to employees and agents of Harvest, individually or as a group, to such extent as, and in the manner that, the board of directors in its discretion at any time or from time to time authorize.
     Insurance; Indemnification Agreements. The Company maintains directors’ and officers’ liability insurance which provides for payment, on behalf of the directors and officers of the Company and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of the Company and/or its subsidiaries, as the case may be.
     The Company has entered into indemnification agreements with its directors and certain of its officers. Generally, such agreements provide that the Company shall indemnify each such officer and director to the fullest extent permitted by law if such officer or director is a party to or threatened to be made a party to any proceeding (including a proceeding by or in the right of the Company to procure a judgment in its favor) against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such officer or director in connection with the proceeding. No indemnity shall be made under such agreements on account of such officer’s or director’s conduct which constitutes a breach of such officer’s or director’s duty of loyalty to the Company or its stockholders or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not applicable.
ITEM 8. EXHIBITS.

Exhibit
No.		Description
4.1	—	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1(i) to the Company’s Quarterly Report on Form 10-Q filed on August 13, 2002, File No. 1-10762).

4.2	—	Restated Bylaws as of May 17, 2007 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated May 21, 2007, File No. 1-10762).

4.3	—	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on March 17, 2008, File No. 1-10762).

4.4	—	Third Amended and Restated Rights Agreement, dated as of August 23, 2007, between Harvest Natural Resources, Inc. and Wells Fargo Bank, N.A., including the Certificate of Designation, Rights and Preferences of the Series B Preferred Stock, the form of Rights Certificate (and forms of assignment and election to purchase relating thereto) and the Summary of Rights attached thereto as Exhibits A, B and C, respectively (incorporated by reference to Exhibit 3 to the Company’s Amendment No. 3 to Registration Statement on Form 8-A filed on October 23, 2007).

4.5	—	Harvest Natural Resources 2010 Long Term Incentive Plan (incorporated by reference to Appendix A of the Company’s Proxy Statement on Schedule 14A filed on April 9, 2010).

5.1	—	Opinion of Keith L. Head, Vice President and General Counsel of Harvest Natural Resources, Inc., regarding the legality of the securities to be offered hereby.

23.1	—	Consent of PricewaterhouseCoopers LLP.

23.2	—	Consent of PGFA Perales, Pistone & Asociados.

23.3	—	Consent of Ryder Scott Company, L.P.

23.4	—	Consent of Keith L. Head (included in Exhibit 5.1)

24.1	—	Powers of Attorney (included on the signature pages hereto).
ITEM 9. UNDERTAKINGS.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 28, 2010.

Harvest Natural Resources, Inc.
By:	/s/James A. Edmiston
James A. Edmiston
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen C. Haynes, Keith L. Head and Patrick R. Oenbring and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of June, 2010

Signature	Title

/s/ James A. Edmiston	Director, President and Chief Executive Officer
James A. Edmiston	(principal executive officer)

/s/ Stephen C. Haynes	Vice President — Finance, Chief Financial Officer and Treasurer
Stephen C. Haynes	(principal financial officer and principal accounting officer)

/s/ Stephen D. Chesebro’
Stephen D. Chesebro’	Chairman of the Board and Director

/s/ Igor Effimoff
Igor Effimoff	Director

/s/ H. H. Hardee
H. H. Hardee	Director

Signature	Title

/s/ Robert E. Irelan
Robert E. Irelan	Director

/s/ Patrick M. Murray
Patrick M. Murray	Director

J. Michael Stinson	Director

EXHIBIT INDEX

Exhibit
No.		Description
4.1	—	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1(i) to the Company’s Quarterly Report on Form 10-Q filed on August 13, 2002, File No. 1-10762).

4.2	—	Restated Bylaws as of May 17, 2007 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated May 21, 2007, File No. 1-10762).

4.3	—	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on March 17, 2008, File No. 1-10762).

4.4	—	Third Amended and Restated Rights Agreement, dated as of August 23, 2007, between Harvest Natural Resources, Inc. and Wells Fargo Bank, N.A., including the Certificate of Designation, Rights and Preferences of the Series B Preferred Stock, the form of Rights Certificate (and forms of assignment and election to purchase relating thereto) and the Summary of Rights attached thereto as Exhibits A, B and C, respectively (incorporated by reference to Exhibit 3 to the Company’s Amendment No. 3 to Registration Statement on Form 8-A filed on October 23, 2007).

4.5	—	Harvest Natural Resources 2010 Long Term Incentive Plan (incorporated by reference to Appendix A of the Company’s Proxy Statement on Schedule 14A filed on April 9, 2010).

5.1	—	Opinion of Keith L. Head, Vice President and General Counsel of Harvest Natural Resources, Inc., regarding the legality of the securities to be offered hereby.

23.1	—	Consent of PricewaterhouseCoopers LLP.

23.2	—	Consent of PGFA Perales, Pistone & Asociados.

23.3	—	Consent of Ryder Scott Company, L.P.

23.4	—	Consent of Keith L. Head (included in Exhibit 5.1)

24.1	—	Powers of Attorney (included on the signature pages hereto).